Exhibit 99.1

Comera Life Sciences to Become Publicly Traded via Business Combination with OTR Acquisition Corp.

•	Comera Life Sciences is developing a new generation of bio-innovative biologic medicines to improve patient access, safety, and convenience

•	This transaction is expected to enable further investment in a compassionate new era in medicine by applying a deep knowledge of formulation science and technology to transform essential biologic medicines from intravenous to subcutaneous forms and thereby give patients greater flexibility in their care

•	Combined company to have an implied initial equity value of approximately $258.4 million translating into an enterprise value of approximately $151.3 million, with the proposed business combination expected to provide approximately $107 million in gross proceeds, assuming no redemptions by stockholders of OTR Acquisition Corp.

•	All existing Comera investors are rolling 100% of their equity into the pro forma company

•	The proposed business combination is expected to be completed in the second quarter of 2022

•	Investor call with Comera and OTR scheduled for Friday, Feb. 4 at 8:30 a.m. EST

WOBURN, Mass. and MIAMI – January 31, 2022 – Comera Life Sciences, Inc. (“Comera” or the “Company”), which is developing a new generation of bio-innovative biologic medicines to improve patient access, safety, and convenience, and OTR Acquisition Corp. (Nasdaq: OTRAU, OTRA and OTRAW) (collectively referred herein as “OTR”), a publicly traded special purpose acquisition company (SPAC), today announced they have entered into a business combination agreement. The transaction is expected to provide Comera with access to the public equity markets and thereby position Comera to accelerate the development and advancement of its internal portfolio of subcutaneous (SQ) therapeutics incorporating the Company’s innovative proprietary SQore™ formulation platform.

OTR is a $107 million SPAC led by veteran investor and entrepreneur Nicholas J. Singer, who serves as Chairman and Chief Executive Officer. The team is comprised of growth-oriented executives with a long track record of value creation across industries, including life sciences, bringing over 100 years of combined investing and operating experience to this business combination.

Following the closing of the transaction, the combined company will continue to operate under the Comera management team led by Jeff Hackman, Chief Executive Officer; Neal Muni, M.D., Chief Operating Officer; Kevin Kavanaugh, Chief Financial Officer; and Robert Mahoney, Ph.D., Chief Scientific Officer. Jim Sherblom will continue to serve as Executive Chairman of the Comera Board of Directors.

Comera Overview

Comera is leading a compassionate new era in medicine and applying a deep knowledge of formulation science and technology to transform essential biologic medicines from intravenous (IV) to SQ forms. The goal of this approach is to provide patients with the freedom of self-injectable care, reduce institutional dependency and drive cost savings across the healthcare system. The biologics market is substantial in size and growing rapidly. Currently, seven out of the top 10 global medicines are biologics1 and, by 2025, it is expected that the global market for biologics will reach over $420 billion.2

To drive this transformative approach, Comera is applying its innovative formulation platform, SQore, to develop a portfolio of proprietary SQ therapeutics with the goal of lowering healthcare costs, making it easier for patients to administer their medicines, and ultimately enhancing patients’ lives. Comera will also continue to collaborate with pharmaceutical and biotechnology companies, applying its SQore platform to partners’ biologic medicines to deliver enhanced formulations that facilitate self-injectable care.

The Comera team includes compassionate pharmaceutical executives, patient-centric medical doctors, and industry-leading experts in pharmaceutical product development, colloid chemistry, and interfacial dynamics that complement its leadership in traditional protein chemistry. The Company’s combined protein and small molecule capability leverages a mechanistic understanding of protein-protein and protein-solvent interactions to tailor excipient selection for specific formulation needs. This unique scientific foundation supports the SQore platform for formulation work.

OTR and Comera Comments

“We are very excited to support Comera as it develops a new generation of bio-innovative medicines, which are intended to expand patient access, safety, and convenience, reducing healthcare costs while improving quality of life,” said Nicholas J. Singer, Chairman and Chief Executive Officer of OTR. Mr. Singer continued: “We believe the transaction with Comera will enable an attractive entry point and valuation for OTR’s investors within the biologics market with the potential for significant upside as Comera executes on its business plan.”

“There is tremendous opportunity in this multi-billion dollar market to transform the patient treatment experience. We are excited to welcome OTR as partners through this transaction and look forward to our evolution as a public company. This will play a key role in advancing our innovative platform, pipeline, and partnerships to provide essential biologic medicines in subcutaneous forms,” said Jeff Hackman, President and Chief Executive Officer of Comera.

“Patients battling illnesses with intravenous infusion therapies often turn their lives upside down to access therapy at infusion centers, and costly, intense treatment regimens can also disrupt quality of life and impact compliance. At Comera, we are devoted to helping our patients live a full life regardless of their prognosis,” said Neal Muni, M.D., Chief Operating Officer of Comera.

Key Transaction Terms

The combined company, Comera Life Sciences Holdings, Inc. (“Holdco”), is expected to have a combined implied initial pro forma equity value of approximately $258.4 million translating into an enterprise value of approximately $151.3 million, with the proposed business combination expected to provide approximately $107 million in gross proceeds from the cash held in trust by OTR. All references to available cash from the trust account and retained transaction proceeds are subject to any redemptions by the public stockholders of OTR and payment of transaction fees and expenses. As part of the transaction, all Comera shares owned by Comera’s existing equity holders will be converted into common stock of Holdco. At closing, approximately 12.6 million shares of common stock of Holdco will be issued to the Comera stockholders at an implied value of $10.00 per share, before fees and expenses.

The transaction also includes an earn-out to existing stockholders of Comera, consisting of approximately 3.15 million additional shares of Holdco, which will be released to Comera stockholders if Holdco’s share price is at or above $12.50 for 20 out of 30 consecutive trading days within two years post-closing.

The transaction, which has been unanimously approved by both Boards of Directors of Comera and OTR, is subject to approval by stockholders of OTR and other customary closing conditions. The holders of a majority of the Comera voting power have approved the transaction. The proposed business combination is expected to be completed in the second quarter of 2022.

A more detailed description of the transaction terms and a copy of the business combination agreement will be included in a Current Report on Form 8-K to be filed by OTR with the United States Securities and Exchange Commission ("SEC"). In connection with the transaction, Holdco, a newly-formed company, will file a registration statement (which will contain a proxy statement/prospectus) with the SEC in connection with the transaction. The registration statement is expected to be filed with the SEC on a confidential basis later this week.

Advisors

Maxim Group LLC served as sole financial and capital markets advisor to Comera in connection with the business combination agreement. Loeb & Loeb LLP is serving as legal counsel for Comera, and Greenberg Traurig LLP is serving as legal counsel for OTR.

Investor Call

Comera and OTR will hold an investor call on Friday, Feb. 4 at 8:30 a.m. EST to discuss the business combination. An audio webcast of the event will be available on the OTR Investor Relations website at https://otracquisition.com/investors/.

Management Presentation

A presentation regarding the transaction will be available on the websites of OTR at https://otracquisition.com/investors/ and Comera at https://comeralifesciences.com/. OTR will also file the presentation with the SEC as an exhibit to a Current Report on Form 8-K, which can be viewed on the SEC’s website at https://sec.gov/.

About Comera Life Sciences

Leading a compassionate new era in medicine, Comera Life Sciences is applying a deep knowledge of formulation science and technology to transform essential biologic medicines from intravenous (IV) to subcutaneous (SQ) forms. The goal of this approach is to provide patients with the freedom of self-injectable care, reduce institutional dependency and to put patients at the center of their treatment regimen.

To learn more about the Comera Life Sciences mission, as well as the proprietary SQore™ platform, visit https://comeralifesciences.com/.

About OTR Acquisition Corp.

OTR Acquisition Corp. (Nasdaq: OTRA) is a $107 million special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. OTR is sponsored by OTR Acquisition Sponsor LLC, an affiliate of investor and entrepreneur Nicholas J. Singer and Purchase Capital. OTR’s units, Class A common stock and warrants trade on the Nasdaq Stock Market LLC (“Nasdaq”) under the ticker symbols “OTRAU,” “OTRA,” and “OTRAW,” respectively.

Important Information About the Proposed Business Combination and Where to Find It

In connection with the proposed business combination, Holdco intends to file a registration statement on Form S-4 (initially on a confidential basis) that will include a proxy statement of OTR and a prospectus of Holdco. The proxy statement/prospectus will be sent to all OTR and Comera stockholders. Holdco will also file other documents regarding the proposed business combination with the SEC. Before making any voting decision, investors and securities holders of OTR and Comera are urged to read the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed business combination as they become available because they will contain important information about the proposed business combination and the parties to the proposed business combination.

Investors and securities holders will be able to obtain free copies of the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by Holdco through the website maintained by the SEC at https://sec.gov/. In addition, the documents filed by OTR may be obtained free of charge from OTR’s website at https://otracquisition.com/investors/ or by written request to OTR Acquisition Corp., 1395 Brickell Avenue, Suite 800, Miami, Florida 33131.

Participants in the Solicitation

Holdco, OTR and Comera and their respective directors and officers may be deemed to be participants in the solicitation of proxies from OTR’s stockholders in connection with the proposed business combination. Information about OTR’s directors and executive officers and their ownership of OTR’s securities is set forth in OTR’s filings with the SEC, including OTR’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which was filed with the SEC on March 3, 2021 as amended on December 13, 2021. To the extent that holdings of OTR’s securities have changed since the amounts printed in OTR’s Annual Report, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Additional information regarding the interests of those persons and other persons who may be deemed participants in the proposed business combination may be obtained by reading the proxy statement/prospectus regarding the proposed business combination when it becomes available. You may obtain free copies of these documents as described in the preceding paragraph.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed business combination between OTR and Comera, including statements regarding the benefits of the transaction, the anticipated timing of the transaction, the products offered by Comera and the markets in which it operates, and Comera’s projected future results. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including, but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of OTR’s securities, (ii) the risk that the transaction may not be completed by OTR’s business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by OTR, (iii) the failure to satisfy the conditions to the consummation of the transaction, including the adoption of the business combination agreement by the stockholders of OTR, the satisfaction of the minimum trust account amount following redemptions by OTR’s public stockholders, (iv) the lack of a third party valuation in determining whether or not to pursue the proposed business combination, (v) the occurrence of any event, change or other circumstance that could give rise to the termination of the business combination agreement, (vi) the effect of the announcement or pendency of the transaction on Comera’s business relationships, performance, and business generally, (vii) risks that the proposed business combination disrupts current plans of Comera and potential difficulties in Comera’s employee retention as a result of the proposed business combination, (viii) the outcome of any legal proceedings that may be instituted against Holdco, Comera or OTR related to the business combination agreement or the proposed business combination, (ix) the ability to maintain the listing of OTR’s securities on the Nasdaq, (x) the price of Holdco’s securities may be volatile due to a variety of factors, including changes in the competitive and highly regulated industries in which Comera operates, variations in performance across competitors, changes in laws and regulations affecting Comera’s business and changes in the combined capital structure, (xi) the ability to implement business plans, forecasts, and other expectations after the completion of the proposed business combination, and identify and realize additional opportunities, (xii) the risk of downturns and the possibility of rapid change in the highly competitive industry in which Comera operates, (xiii) the risk that Comera and its current and future collaborators are unable to successfully develop and commercialize Comera’s products or services, or experience significant delays in doing so, (xiv) the risk that Comera may never achieve or sustain profitability; (xv) the risk that Comera will need to raise additional capital to execute its business plan, which many not be available on acceptable terms or at all; (xvi) the risk that the post-combination company experiences difficulties in managing its growth and expanding operations, (xvii) the risk that third-parties suppliers and manufacturers are not able to fully and timely meet their obligations, (xviii) the risk of product liability or regulatory lawsuits or proceedings relating to Comera’s products and services, and (xix) the risk that Comera is unable to secure or protect its intellectual property and (xx) the risk that the post-combination company’s securities will not be approved for listing on Nasdaq or if approved, maintain the listing. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of OTR’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Holdco’s registration statement on Form S-4 and the proxy statement/prospectus discussed above and other documents filed by Holdco or OTR from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Holdco, Comera and OTR assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither Holdco, Comera nor OTR gives any assurance that either Comera or OTR will achieve its expectations.

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Research and Markets. (2021, August 18). Global Biologics Markets Analysis & Forecasts,

2015-2020, 2020-2025F, 2030F [Press Release]. https://www.globenewswire.com/news-

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Investor Contact

John Woolford

ICR Westwicke

John.Woolford@westwicke.com

Comera Press Contact

Sean Leous
ICR Westwicke
Sean.Leous@westwicke.com

OTR Contact

Melanie Gounardes
Prosek Partners
Mgounardes@prosek.com